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                      November 4, 2020

       Mark Learmonth
       Chief Financial Officer
       Caledonia Mining Corp Plc
       B006 Millais House
       Castle Quay
       St Helier
       Jersey Channel Islands JE3 3EF

                                                        Re: Caledonia Mining
Corp Plc
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 31,
2020
                                                            File No. 001-38164

       Dear Mr. Learmonth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation